Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-104171, 333-52016, 333-114797, 333-142421 and 333-177642 on Form S-8 of our report dated February 28, 2011, relating to the consolidated financial statements of CNH Global N.V. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption on January 1, 2010 of new accounting guidance related to transfers of financial assets and consolidation of variable interest entities and the application of the reporting requirements on a prospective basis) appearing in this Annual Report on Form 20-F of CNH Global N.V. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Chicago, Illinois

February 29, 2012